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                                                                    Exhibit 99.2

                          RESMED ANNOUNCES PRICING OF
                 $150 MILLION OF CONVERTIBLE SUBORDINATED NOTES

San Diego, CA, June 15, 2001- ResMed Inc. (NYSE: RMD) announced today that it has entered into a purchase agreement providing for the sale to certain initial purchasers of $150 million of convertible subordinated notes due 2006 ($180 million if the over-allotment option is exercised in full). The initial purchasers' over-allotment option was increased from $22.5 million to $30 million. The offering of the notes, which was made within the United States only to qualified institutional buyers and outside the United States to non-U.S. qualified investors, is expected to close on June 20, 2001.

The notes are convertible into ResMed common stock at a price of $60.60 per share, subject to adjustment in certain circumstances. This represents a 20% premium over the last reported trade on June 14, 2001 of $50.50. The notes bear interest at 4% per annum, have a five-year term and can be redeemed by ResMed at any time subject to certain limitations.

ResMed intends to use a portion of the net proceeds of the note offering to repay its outstanding indebtedness incurred in connection with its February 2001 acquisition of MAP Medizin-Technologie GmbH and amounts outstanding under its existing credit facility. The remaining proceeds will be used for general corporate purposes, including working capital, the development and introduction of new products and the introduction of its products into new markets.

The notes and underlying common stock have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

ResMed is a leading developer, manufacturer, and marketer of medical equipment for the diagnosis and treatment of sleep-disordered breathing, selling its products in 60 countries. ResMed made the Forbes' list of 200 Best Small Companies in America for four consecutive years; in 2000, ResMed was ranked #34 up from #172 in 1997. ResMed was listed as one of Business Week's Hundred Hot Growth Companies for three consecutive years; in 2001 ResMed was ranked #31 up from 67 in 1999. ResMed was named by Fortune magazine as one of America's One Hundred Fastest Growing Companies in both 1999 and 2000.

Statements contained in this release, which are not historical facts, are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to the risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include, among others, general economic, financial and business conditions, the potential inability to complete the note offering and other factors discussed in the Company's Annual Report on Form 10-K for the most recent fiscal year.

Further information can be obtained by contacting Walter Flicker at ResMed Inc.,
(858) 746-2211 or by visiting the Company's multilingual web site at www.resmed.com.